Exhibit 5.2
140 Scott Drive
Menlo Park, California 94025
Tel: (650) 328-4600 Fax: (650) 463-2600
www.lw.com

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December 15, 2006
Avago Technologies Finance Pte. Ltd.
Avago Technologies U.S. Inc.
Avago Technologies Wireless (U.S.A.) Manufacturing Inc.
c/o Avago Technologies Finance Pte. Ltd.
1 Yishun Avenue 7
Singapore 768923

Re:	Registration Statement on Form F-4 Relating to $500,000,000 Aggregate Principal Amount of 10-1/8% Senior Notes due 2013, $250,000,000 Aggregate Principal Amount of Senior Floating Rate Notes due 2013 and $250,000,000 Aggregate Principal Amount of 11-7/8% Senior Subordinated Notes due 2015
Ladies and Gentlemen:
     We have acted as special United States counsel to Avago Technologies Finance Pte. Ltd., a Singapore private limited company (the “Company”), Avago Technologies U.S. Inc., a Delaware corporation (“Avago U.S.”), and Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a Delaware corporation (together with Avago U.S., the “Subsidiary Co-Issuers”), in connection with the issuance of up to $500,000,000 aggregate principal amount of 10-1/8% Senior Notes due 2013 (the “Fixed Rate Senior Notes”), $250,000,000 aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Floating Rate Senior Notes” and, together with the Fixed Rate Senior Notes, the “Senior Notes”) and $250,000,000 aggregate principal amount of 11-7/8% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”) and the guarantees of the Notes (the “Guarantees”) by each of the entities listed on Schedule A hereto (the “Guarantors”), under an indenture for the Senior Notes, dated as of December 1, 2005, as supplemented on April 11, 2006 (the “Senior Note Indenture”), among the Company, the Subsidiary Co-Issuers, the Guarantors and The Bank of New York, as trustee (the “Trustee”), and an indenture for the Senior Subordinated Notes, dated as of December 1, 2005, as supplemented on April 11, 2006 (the “Senior Subordinated Note Indenture” and, together with the Senior Note Indenture, the “Indentures”), among the Company, the Subsidiary Co-Issuers, the Guarantors and the Trustee, and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2006 (File No. 333-137664), as amended by Amendment No. 1 thereto filed with the Commission on November 15, 2006 and Amendment No. 2 thereto filed with the Commission on December 15, 2006 (collectively, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of

December 15, 2006

the Registration Statement or the Prospectus (as defined below), other than as to the enforceability of the Notes and the Guarantees.
     The Notes and the Guarantees will be issued in exchange for the outstanding 10-1/8% Senior Notes due 2013, Senior Floating Rate Notes due 2013 and 11-7/8% Senior Subordinated Notes due 2015 (collectively, the “Outstanding Notes”), and the guarantees thereof, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as Exhibit 99.1 to the Registration Statement. The Indentures and the Notes are referred to herein collectively as the “Operative Documents.” Those Guarantors which are incorporated in the State of Delaware are referred to herein as the “Covered Guarantors.”
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of: Singapore are addressed in the opinion of WongPartnership, Singapore; Malaysia and Labuan are addressed in the opinion of Zaid Ibrahim & Co., Kuala Lumpur, Malaysia; the Netherlands are addressed in the opinion of Loyens & Loeff, Amsterdam, the Netherlands; Canada are addressed in the opinion of Stikeman & Elliot LLP, Toronto, Canada; Germany are addressed in the opinion of Latham & Watkins LLP, Hamburg, Germany; Italy are addressed in the opinion of Pavia E Ansaldo, Milan, Italy; Japan are addressed in the opinion of Latham & Watkins Gaikokuho Joint Enterprise, Tokyo, Japan; Mexico are addressed in the opinion of Kuri Breña, Sánchez Ugarte, Corcuera y Azner, S.C., Mexico City, Mexico; and England are addressed in the opinion of Latham & Watkins, London, England. We express no opinion with respect to those matters herein and, to the extent elements of those opinions are necessary to the conclusions expressed herein, we have assumed such matters.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     (1) The Notes have been duly authorized by all necessary corporate action of the Subsidiary Co-Issuers and, when the Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company and the Subsidiary Co-Issuers against the due tender and delivery to the Trustee of the Outstanding Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the applicable Indenture, the Notes will be legally valid and binding obligations of the Company and the Subsidiary Co-Issuers, enforceable against each of them in accordance with their respective terms.

December 15, 2006

     (2) The Guarantees have been duly authorized by all necessary corporate action of the Covered Guarantors and, when the Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company and the Subsidiary Co-Issuers against the due tender and delivery to the Trustee of the Outstanding Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the applicable Indenture, the Guarantees will be legally valid and binding obligations of the Guarantors, enforceable against each of them in accordance with their respective terms.
     The opinions in paragraphs 1 and 2 relating to the enforceability of the Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar law relating to or affecting the rights and remedies of creditors, or the judicial application of foreign laws or governmental actions affecting creditors rights; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 4.06 of each of the Indentures; (ii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (iii) any provision permitting upon, acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; or (iv) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency.
     With your consent, we have assumed (a) that the Operative Documents have been duly authorized, executed and delivered, as applicable, by the Company and the Guarantors (other than the Covered Guarantors) under the laws of their respective jurisdictions of organization, (b) that the Indentures have been duly authorized, executed and delivered by, and constitute a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with their respective terms and (c) that the status of the Operative Documents as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

December 15, 2006

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Latham & Watkins LLP

Schedule A

State or Other Jurisdiction of Incorporation or
Name	Organization
Avago Technologies ECBU IP (Singapore) Pte. Ltd.	Singapore
Avago Technologies Enterprise IP (Singapore) Pte. Ltd.	Singapore
Avago Technologies Fiber IP (Singapore) Pte. Ltd.	Singapore
Avago Technologies General IP (Singapore) Pte. Ltd.	Singapore
Avago Technologies International Sales Pte. Limited	Singapore
Avago Technologies Manufacturing (Singapore) Pte. Ltd.	Singapore
Avago Technologies Sensor IP Pte. Ltd.	Singapore
Avago Technologies Wireless IP (Singapore) Pte. Ltd.	Singapore
Avago Technologies Sensor (U.S.A.) Inc.	Delaware
Avago Technologies U.S. R&D Inc.	Delaware
Avago Technologies Wireless (U.S.A.) Inc.	Delaware
Avago Technologies (Malaysia) Sdn. Bhd.	Malaysia
Avago Technologies Enterprise Holding (Labuan) Corporation	Labuan
Avago Technologies Fiber Holding (Labuan) Corporation	Labuan
Avago Technologies Imaging Holding (Labuan) Corporation	Labuan

A-1

Avago Technologies Storage Holding (Labuan) Corporation	Labuan
Avago Technologies Wireless Holding (Labuan) Corporation	Labuan
Avago Technologies Holdings B.V.	Netherlands
Avago Technologies Storage Holdings B.V., in liquidatie	Netherlands
Avago Technologies Wireless Holdings B.V.	Netherlands
Avago Technologies Canada Corporation	Canada
Avago Technologies GmbH	Germany
Avago Technologies Italy S.r.l.	Italy
Avago Technologies Japan, Ltd.	Japan
Avago Technologies Mexico, S. de R.L. de C.V.	Mexico
Avago Technologies UK Limited	England

A-2